Microsemi Reports Third Fiscal Quarter 2012 Results

-- Record Net Sales of $259.2 Million, up 20 Percent Over Prior Year and up 4 Percent Sequentially

-- Non-GAAP Diluted EPS of $0.55, Exceeds Consensus Estimate of $0.53

-- Book-to-Bill Ratio Greater than 1:1

-- Guides for Continued Organic Revenue and Profitability Growth

ALISO VIEJO, Calif., July 26, 2012 /PRNewswire/ -- Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today reported unaudited results for its third quarter ended July 1, 2012.

(Logo: http://photos.prnewswire.com/prnh/20110909/MM66070LOGO)

Net sales for Microsemi's third quarter of 2012 were a record $259.2 million, up 20 percent over the prior year and up 4 percent sequentially. For the third quarter of 2012, GAAP gross margin, which included the effect of non-cash purchase accounting adjustments, was 55.8 percent and operating margin was 8.2 percent. GAAP net income was $8.1 million and diluted earnings per share were $0.09. Operating cash flow for the quarter was $54.7 million.

Non-GAAP gross margin was 56.2 percent, sequentially improving 120 basis points and non-GAAP operating margin was 23.4 percent, sequentially improving 140 basis points. Non-GAAP net income was $48.3 million, sequentially improving 20 percent and non-GAAP diluted earnings per share were $0.55.

"We are pleased to deliver sound results and guidance," said James J. Peterson, president and chief executive officer for Microsemi. "Our ability to deliver solid organic revenue growth coupled with strong profitability, even in this more cautious marketplace, validates Microsemi's strategy. As we continue to leverage the industry's most comprehensive product portfolio into our focus markets, we will remain diligent on delivering top line growth and increasing profitability for the benefit of our shareholders."

Business Outlook

Microsemi expects to record net sales in the fourth quarter of fiscal year 2012 of between $262.0 million to $268.0 million and non-GAAP diluted earnings per share of between $0.57 and $0.60.

Microsemi regularly announces a quarterly outlook in the form of issuing a news release and does not undertake to update any of this information between such public announcements to reflect subsequent events or circumstances. Please refer to the "SAFE HARBOR" STATEMENT below for risks that may affect future actual results.

Non-GAAP Financial Measures

For further information regarding Microsemi's non-GAAP financial measures, please refer to "Notes Reconciling Non-GAAP Financial Information to GAAP Financial Information" below. GAAP results are reconciled to non-GAAP results in the accompanying financial tables.

Information for Third Fiscal Quarter 2012 Earnings Conference Call and Webcast:

Date:	Thursday, July 26, 2012
Time:	4:45 p.m. EDT (1:45 p.m. PDT)

To access the webcast, log on to www.microsemi.com, go to the Investors section and then to Events and Presentations. To listen to the live webcast, visit this website approximately 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on the website for 90 days.

To participate in the conference call by telephone, call 877-264-1110 or 706-634-1357 at approximately 4:35 p.m. EDT (1:35 p.m. PDT). Please provide the following ID Number: 10280354.

A telephonic replay will be available from 6 p.m. EDT (3 p.m. PDT) on Thursday, July 26, 2012 through 11:59 p.m. EDT (8:59 p.m. PDT) on Thursday, August 2, 2012. To access the replay, call: 855-859-2056 or 404-537-3406. Please enter the following ID Number: 10280354.

About Microsemi Corporation

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for communications, defense and security, aerospace, as well as industrial and medical markets. Products include mixed-signal integrated circuits, SoCs and ASICS; programmable logic solutions; power management products; timing and voice processing devices; RF solutions; discrete components; and Power-over-Ethernet ICs and midspans. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 3,000 employees globally. Learn more at www.microsemi.com.

PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI'S FUTURE RESULTS.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements, including without limitation statements concerning Microsemi's net sales, margins and earnings guidance, the further acceleration of our growth trend and continued improvements in bookings, design activity, and operational efficiencies, strategic growth in new product offerings, the related potential enhancement in all of our end markets and our ability to leverage the resulting momentum into improved profitability and any other statements of belief or about the company's plans or expectations. Other examples of forward looking statements that are incorporated in our current and expected results include, but are not limited to, statements concerning our expectations that we will be able to successfully integrate acquired companies and personnel with our existing operations; expectations that plant consolidations will result in anticipated cost savings without unanticipated costs or expenses; expectations regarding tax exposures and future tax rates, our ability to realize deferred tax assets, and the effect of examinations by US, state or foreign jurisdictions; expectations regarding competitive conditions; new market opportunities and emerging applications for our products; the uncertainty of litigation, the costs and expenses of litigation, and the potential material adverse effect litigation could have on our business and results of operations; beliefs that our customers will not cancel orders or terminate or renegotiate their purchasing relationships with us; expectation that we will not suffer production delays as a result of a supplier's inability to supply parts; the effect of events such as natural disasters and related disruptions on our operations, including, without limitation, the effects of and status of our recovery from the recent flooding in Thailand; beliefs that we stock adequate supplies of all materials; beliefs that we will be able to successfully resolve any disputes and other business matters as anticipated; beliefs that we will be able to meet our operating cash and capital commitment requirements in the foreseeable future; critical accounting estimates; expectations regarding our financial and operating results; expectations regarding our liquidity and capital resources, including our loan covenants; expectations regarding our performance and competitive position in future periods; and expectations regarding our outlook for our end markets. These forward-looking statements are based on Microsemi's current expectations and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The potential risks and uncertainties include, but are not limited to, such factors as continued negative or worsening worldwide economic conditions or market instability; downturns in the highly cyclical semiconductor industry; intense competition in the semiconductor industry and resultant downward price pressure; inability to develop new technologies and products to satisfy changes in customer demand or the development by the company's competitors of products that decrease the demand for Microsemi's products; unfavorable or declining conditions in end markets; inability of Microsemi's compound semiconductor products to compete successfully with silicon-based products; production delays related to new compound semiconductors; variability of the company's manufacturing yields; the concentration of the factories that service the semiconductor industry; delays in beginning production, implementing production techniques, resolving problems associated with technical equipment malfunctions, or issues related to government or customer qualification of facilities; potential effects of system outages; the effect of events such as natural disasters and related disruptions on our operations, including, without limitation, the impact of recent flooding in Thailand; inability by Microsemi to fulfill customer demand and resulting loss of customers; variations in customer order preferences; difficulties foreseeing future demand; rises in inventory levels and inventory obsolescence; potential non-realization of expected orders or non-realization of backlog; failure to make sales indicated by the company's book-to-bill ratio; Microsemi's reliance on government contracts for a portion of its sales; risks related to the company's international operations and sales, including availability of transportation services, political instability and currency fluctuations; increases in the costs of credit and the availability of credit or additional capital only under more restrictive conditions or not at all; unanticipated changes in Microsemi's tax provisions, results of tax examinations or exposure to additional income tax liabilities; changes in generally accepted accounting principles; principal, liquidity and counterparty risks related to Microsemi's holdings in securities; environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on Microsemi's business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage; difficulties and costs of protecting patents and other proprietary rights; the hiring and retention of qualified personnel in a competitive labor market; acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties; uncertainty as to the future profitability of acquired businesses, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions; any circumstances that adversely impact the end markets of acquired businesses; and difficulties in closing or disposing of operations or assets or transferring work, assets or inventory from one plant to another. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in Microsemi's most recent Form 10-K and any subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors may be identified from time to time in Microsemi's future filings. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances. Amounts reported in this release are preliminary and subject to finalization prior to the filing of our next Form 10-Q.

(Financial Tables Follow)

MICROSEMI CORPORATION Selected GAAP and Non-GAAP Financial Measures (Unaudited, in thousands except for percentages and per share amounts)

	Quarter Ended			Nine Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Net sales	$259,195	$249,306	$216,722	$749,421	$608,563

Selected GAAP Financial Measures
Gross profit	$144,593	$131,868	$123,631	$402,197	$311,296
Gross margin	55.8%	52.9%	57.0%	53.7%	51.2%
Operating income	$21,320	$11,118	$28,259	$31,770	$26,228
Operating margin	8.2%	4.5%	13.0%	4.2%	4.3%
Net income (loss)	$8,126	$(4,792)	$32,778	$(41,268)	$12,354
Diluted earnings (loss) per share	$0.09	$(0.06)	$0.38	$(0.48)	$0.15

Selected Non-GAAP Financial Measures
Gross profit	$145,641	$137,030	$123,682	$414,532	$339,039
Gross margin	56.2%	55.0%	57.1%	55.3%	55.7%
Operating income	$60,706	$54,882	$56,842	$167,394	$152,255
Operating margin	23.4%	22.0%	26.2%	22.3%	25.0%
Net income	$48,282	$40,296	$42,041	$122,175	$111,548
Diluted earnings per share	$0.55	$0.46	$0.49	$1.40	$1.32

Additional details reconciling the selected GAAP financial measure to the selected non-GAAP financial measure may be found in the "Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures" table and in footnotes (1) to (10) below.

MICROSEMI CORPORATION
Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures
to Comparable GAAP Financial Measures
(Unaudited, in thousands except for per share amounts)

	Quarter Ended			Nine Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

GAAP gross profit	$144,593	$131,868	$123,631	$402,197	$311,296
Inventory write-offs due to realignment activities (1)	—	—	—	—	16,606
Remediation and impairment of fixed assets (1)	—	—	—	—	5,592
Manufacturing profit in acquired inventory (2)	1,048	1,977	51	9,150	5,545
Thailand flood-related charges (3)	—	3,185	—	3,185	—
Non-GAAP gross profit	$145,641	$137,030	$123,682	$414,532	$339,039

GAAP operating income	$21,320	$11,118	$28,259	$31,770	$26,228
Adjustments to GAAP gross profit	1,048	5,162	51	12,335	27,743
Restructuring and other special charges (1)	2,574	1,472	2,678	11,738	23,605
Amortization of intangible assets (4)	26,049	26,472	16,766	77,383	44,783
Stock based compensation (5)	9,449	10,046	6,776	27,026	21,165
Exceptional legal matters (6)	85	167	12	369	96
Acquisition costs (7)	181	445	2,300	6,773	8,635
Non-GAAP operating income	$60,706	$54,882	$56,842	$167,394	$152,255

GAAP net income (loss)	$8,126	$(4,792)	$32,778	$(41,268)	$12,354
Adjustments to GAAP gross profit and operating income	39,386	43,764	28,583	135,624	126,027
Loss (gain) from facility closures and asset disposal (1)	144	(23)	(2,011)	1,768	(2,011)
Thailand flood-related charges (recoveries) (3)	—	(325)	—	1,534	—
Credit facility issuance and refinancing costs (8)	344	1,529	—	35,904	14,218
(Gain) loss in debt and derivative instruments (9)	(245)	(61)	(3,139)	(5,409)	1,146
Income tax effect on non-GAAP adjustments (10)	527	204	(14,170)	(5,978)	(40,186)
Non-GAAP net income	$48,282	$40,296	$42,041	$122,175	$111,548

GAAP diluted earnings (loss) per share	$0.09	$(0.06)	$0.38	$(0.48)	$0.15
Effect of non-GAAP adjustments on diluted earnings per share	0.46	0.52	0.11	1.88	1.17
Non-GAAP diluted earnings per share	$0.55	$0.46	$0.49	$1.40	$1.32

Weighted average diluted shares used in calculating non-GAAP diluted earnings per share	87,941	87,454	86,208	87,190	84,297

Additional details reconciling the selected GAAP financial measure to the selected non-GAAP financial measure may be found in Notes Reconciling Non-GAAP Financial Information to GAAP Financial Information and in footnotes (1) – (10) below.

MICROSEMI CORPORATION

Summary of Schedule Reconciling Selected Non-GAAP Financial Measures

to Comparable GAAP Financial Measures

Quarter Ended July 1, 2012

(Unaudited, in thousands except for per share amounts)

	GAAP	Non-GAAP Adjustments	Non-GAAP

Net sales	$259,195	$—	$259,195
Gross profit	$144,593	$1,048	$145,641
Operating expense	$123,273	$(38,338)	$84,935
Operating income	$21,320	$39,386	$60,706
Interest and other expense, net	$(9,033)	$243	$(8,790)
Income before income taxes	$12,287	$39,629	$51,916
Provision for income taxes	$4,161	$(527)	$3,634
Net income	$8,126	$40,156	$48,282
Diluted earnings per share	$0.09	$0.46	$0.55

Additional details reconciling the selected GAAP financial measure to the selected non-GAAP financial measure may be found in Notes Reconciling Non-GAAP Financial Information to GAAP Financial Information and in footnotes (1) – (10) below.

MICROSEMI CORPORATION Consolidated Condensed Income and Operating Cash Flow (Unaudited, in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

NET SALES	$259,195	$249,306	$216,722	$749,421	$608,563
Cost of sales	114,602	117,438	93,091	347,224	297,267

GROSS PROFIT	144,593	131,868	123,631	402,197	311,296

Operating expenses:
Selling, general and administrative	51,354	51,526	46,096	151,449	129,667
Research and development	43,950	42,188	29,559	125,739	81,712
Amortization of intangible assets	26,049	26,472	16,766	77,383	44,783
Acquisition costs	181	445	2,300	6,773	8,635
Restructuring charges	1,739	119	651	9,083	20,271

Total operating expenses	123,273	120,750	95,372	370,427	285,068

OPERATING INCOME	21,320	11,118	28,259	31,770	26,228

Interest and other income (expense), net	(9,033)	(11,229)	533	(64,505)	(26,315)

INCOME (LOSS) BEFORE INCOME TAXES	12,287	(111)	28,792	(32,735)	(87)

Provision (benefit) for income taxes	4,161	4,681	(3,986)	8,533	(12,441)

NET INCOME (LOSS)	$8,126	$(4,792)	$32,778	$(41,268)	$12,354

Earnings (loss) per share
Basic	$0.09	$(0.06)	$0.39	$(0.48)	$0.15
Diluted	$0.09	$(0.06)	$0.38	$(0.48)	$0.15

Common and common equivalent shares outstanding:
Basic	86,000	85,645	84,263	85,652	82,317
Diluted	87,941	85,645	86,208	85,652	84,297

OPERATING CASH FLOW	$54,697	$42,084	$59,277	$115,991	$87,012
Capital expenditures	(13,075)	(14,229)	(7,140)	(39,750)	(19,367)
FREE CASH FLOW	$41,622	$27,855	$52,137	$76,241	$67,645

MICROSEMI CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)
	July 1, 2012	October 2, 2011
ASSETS

Current assets:
Cash and cash equivalents	$167,053	$266,631
Accounts receivable, net	153,709	110,908
Inventories	155,548	140,827
Other current assets	64,983	59,524
Total current assets	541,293	577,890
Non-current assets	1,397,399	892,583

TOTAL ASSETS	$1,938,692	$1,470,473

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$180,128	$153,689
Long-term amounts on credit facility	797,875	357,384
Other long-term liabilities	75,332	67,293
Stockholders' equity	885,357	892,107

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,938,692	$1,470,473

During the first quarter of 2012, we closed the measurement period for the acquisition of Actel Corporation that occurred in the prior year first quarter. We completed our evaluation of income tax-related information regarding facts and circumstances that existed as of the acquisition date. In accordance with ASC 805-10, we retrospectively adjusted the preliminary amounts previously reported and are now reporting the final amounts. In the balance sheet as of October 2, 2011, we have reflected a retrospective adjustment of $1.3 million that increased non-current deferred tax assets and retained earnings. While the retrospective adjustment will have the effect of reducing income tax expense for 2011 by $1.3 million, due to the timing of the application of this retrospective adjustment, income tax benefit for the quarter ended July 3, 2011 increased by $2.2 million compared to the previously reported amount.

Notes Reconciling Non-GAAP Financial Information to GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release and its attachments include non-GAAP financial measures that exclude items listed in the footnotes below. Management excludes these items because it believes that the non-GAAP measures enhance an investor's overall understanding of our financial performance and future prospects by being more reflective of our core operational activities and to be more comparable with our results over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of certain items that have been excluded from the forward-looking non-GAAP measures, and a reconciliation to the comparable GAAP guidance has not been provided because certain factors that are materially significant to Microsemi's ability to estimate the excluded items are not accessible or estimable on a forward-looking basis. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of Microsemi's operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies' financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP financial results in calculating non-GAAP financial measures, are set forth below:

(1)

Restructuring activities involve the closure, sale and consolidation of certain of Microsemi's manufacturing and other facilities. As these facilities are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the transition phase, management believes excluding such items from Microsemi's operations provides investors with a means of evaluating Microsemi's on-going operations. Remediation and impairment of fixed assets relate to facility closure costs. Inventory write-offs due to realignment activities relate to the exiting of products that do not meet profitability metrics, products with recent substantial declines in projected demand or actions to improve overall cost structure. Restructuring and other special charges include severance and other costs related to facilities in the process of closing or already closed. Management excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

(2)

Manufacturing profit in acquired inventory result from purchase-accounting adjustments to increase the value of inventory acquired to its fair value. As the acquired inventory is sold, the associated manufacturing profit in acquired inventory increases cost of goods sold and reduces gross profit. The manufacturing profit in acquired inventory has been excluded to facilitate comparability of gross profit between periods. In addition, management excludes the impact of manufacturing profit in acquired inventory in internal measurements of gross profit as it does not reflect continuing operations of acquired operations.

(3)

Thailand flood-related charges relate to losses on inventories and equipment sustained during the disaster, net of insurance recoveries received. During the second quarter of 2012, we regained access to affected inventories and determined that $3.8 million was no longer usable. We also received $1.0 million in insurance recoveries during the second quarter of 2012 that we allocated pro rata between losses on inventory and equipment. As such, during the second quarter of 2012, we recorded a net charge of approximately $3.1 million to cost of goods sold and a gain of $0.3 million in other income. Management excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

(4)

While amortization of acquisition related intangible assets is expected to continue in the future, for internal analysis of Microsemi's operations, management does not view this expense as reflective of the business' current performance.

(5)

Stock based compensation has been excluded as management excludes these expenses when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance.

(6)

Amounts have related to expenses from previously disclosed matters and actions related to the International Trade Commission, as well as gains or losses on litigation settlement net of settlement costs. Management excludes these expenses when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance.

(7)

Under relevant accounting guidance, acquisition costs for business combinations are expensed as incurred rather than capitalized into the purchase price of an acquisition. These costs have been excluded as management excludes these expenses when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance.

(8)

Debt issuance and refinancing costs have been excluded as they are discrete charges we incurred to issue or refinance our credit facility. In the third quarter we recorded $0.3 million in amortization of deferred financing expenses. We recorded $1.5 million in refinancing expenses in the second quarter of 2012 that reduced the interest rate on our term loan from 5.75 percent to 4.00 percent. In the first quarter of 2012, we increased our credit facility in conjunction with the acquisition of Zarlink and recorded $34.0 million in extinguishment expense. Management excludes these expenses from internal measurements of credit facility interest rates and in evaluating current performance.

(9)

Changes in the fair value of term loan balances outstanding and related interest rate swaps do not result in a change to the principal we owe and are non-cash amounts that management excludes from internal measurements and from forecasting future results. We elected the fair value option in accounting for term loan balances outstanding under Microsemi's credit facility prior to the October 2011 amendment of our credit facility and changes in fair value of the loan balances and related interest rate swaps were reflected as adjustments to the income statement. Upon election of the fair value option, up front debt issuance costs were immediately recognized as an expense. We did not elect the fair value option on subsequent amendments and are reporting the current term loan balance at par. We entered into a foreign currency forward near the end of the fourth quarter of 2011 to minimize exposure to USD/CAD exchange rates in conjunction with the acquisition of Zarlink. We recognized a $15.4 million gain on settlement in the first quarter of 2012 that was offset by a $10.3 million loss from fair value changes in term loan balances and interest swaps, all of which we excluded from our non-GAAP results. Subsequent to the first quarter of 2012, only interest rate swaps were recorded under fair value accounting. Management excludes these gains and losses from internal measurements and in evaluating current performance.

(10)

The tax effect on non-GAAP adjustments represents the difference in the provision for income taxes that resulted from non-GAAP adjustments to pretax income and also certain acquisition-related and nondeductible stock-based compensation items, non-cash valuation allowance charges and releases related to deferred tax assets. These amounts are excluded as non-GAAP adjustments as the requirement or releases of valuation allowance related to restructuring activities or acquisitions are not viewed by management as being reflective of the business' ongoing tax position.

CONTACT: Financial, John W. Hohener, Executive Vice President and Chief Financial Officer, +1-949-380-6100, or Investors, Robert C. Adams, Vice President of Corporate Development, +1-949-380-6100, both of Microsemi Corporation